Tanger Factory Outlet Centers, Inc.

News Release
For Release:   IMMEDIATE RELEASE
Contact:  Frank C. Marchisello, Jr.
                      (336) 834-6834

TANGER REPORTS YEAR END RESULTS FOR 2005
Capital Transactions and Charter Oak Partner Buy-Out Highlight Solid Operating Results

Greensboro, NC, February 28, 2006, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the year ended December 31, 2005, was $60.0 million, or $1.73 per share, as compared to FFO of $63.0 million, or $1.89 per share, for the year ended December 31, 2004. For the three months ended December 31, 2005, FFO was $12.5 million, or $0.34 per share, as compared to FFO of $17.7 million, or $0.53 per share, for the three months ended December 31, 2004.

FFO for the three months and year ended December 31, 2005 was impacted by a previously announced non-recurring charge for the early extinguishment of mortgage debt of approximately $9.9 million which has been included in interest expense. Excluding the non-recurring charge, FFO for the fourth quarter and year ended December 31, 2005 would have been $0.61 and $2.01 per share respectively, representing an increase of 15.1% for the three months ended December 31, 2005 and an increase of 6.3% for the year ended December 31, 2005.

Tanger’s FFO for the three months and year ended December 31, 2005 include $1.4 million and $1.6 million in gains on the sale of land parcels, respectively, which are included in other income. Excluding the land parcel gains, FFO for the three months and year ended December 31, 2005 would have been $0.30 and $1.69 respectively.

Net income available to common shareholders for the year ended December 31, 2005 was $4.6 million or $0.16 per share, as compared to net income available to common shareholders of $7.0 million, or $0.26 per share for 2004. For the three months ended December 31, 2005, the company reported a net loss available to common shareholders of $0.4 million, or $0.01 per share, compared to net income of $4.3 million, or $0.16 per share for the fourth quarter of 2004. Net income available to common shareholders for the three months and year ended December 31, 2005 was also impacted by the non-recurring charge described. Excluding the non-recurring charge, net income available to common shareholders for the fourth quarter and year ended December 31, 2005 would have been $0.31 and $0.50 per share respectively, representing an increase of 93.8% for the three months ended December 31, 2005 and an increase of 92.3% for the year ended December 31, 2005.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of 2005 Achievements

•	Earned an investment grade rating from Moody’s and Standard and Poor’s on the outstanding senior unsecured debt

•	Completed direct placement of 3,000,000 common shares

•	Issued $250,000,000 of 6.15% Senior Unsecured 10 Year Notes

•	Issued 2,200,000 7.5% Class C Preferred Shares at $25.00 per share

•	Closed on the $282.5 million acquisition of the remaining 2/3 interest in the Charter Oak portfolio

•	Began construction on new development projects in Charleston, South Carolina and Wisconsin Dells, Wisconsin

•	Opened a 46,400 square foot expansion in Locust Grove, Georgia

•	Opened a 21,300 square foot expansion in Foley, Alabama

•	3.8% increase in same center net operating income

•	Renewed over 1.5 million square feet, or 84% of the square feet scheduled to expire during 2005 with the existing tenants at an average increase in base rental rates of 6.0%

•	97% period-end portfolio occupancy rate as of December 31, 2005

•	Comparative sales increased 3.4% to $320 per square foot in reported same-space tenant sales for the rolling twelve months ended December 31, 2005

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our operating measures continue to be strong as our tenants’ sales increased 3.4% to $320 per square foot and same center net operating income also increased 3.8% for the calendar year 2005. Our management team is energized as we begin a new year and look forward to what should be a very successful 2006.”

National Platform Continues to Drive Operating Results and Tenant Sales

Tanger’s broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. The company’s portfolio of properties had a year-end occupancy rate of 97%, representing the 25th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2005, Tanger executed 460 leases, totaling 1,944,000 square feet. For the year, 1,525,000 square feet of renewals generated a 6.0% increase in average base rental rates, and represented 84% of the 1,812,000 square feet originally scheduled to expire during 2005. Base rental increases on re-tenanted space during the year averaged 7.1% on a cash basis and accounted for the remaining 419,000 square feet. This compares to 2004, when 1,571,000 square feet of renewals generated a 5.6% increase in average base rental rates, and represented approximately 88% of the 1,790,000 square feet originally scheduled to expire during 2004.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 6.9% of its gross leasable area and 6.2% of its total base and percentage rentals. Same center net operating income increased 3.8% for the year ended December 31, 2005 compared to the same period in 2004.

Reported same-space tenant sales per square foot for the rolling twelve months ended December 31, 2005 were $320 per square foot. This represents a 3.4% increase compared to the rolling twelve months ended December 31, 2004. For the fourth quarter of 2005, same-space sales increased by 6.2% as compared to the same period in 2004. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales increased 3.9% for the three months ended December 31, 2005 resulting in an increase of 1.2% for the year ended December 31, 2005. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2004 through the duration of the comparison period.

Tanger’s average tenant occupancy cost as a percentage of average sales was 7.5% for 2005 compared to 7.3% in 2004. The increase in average occupancy costs was a result of a 5.7% increase in average total occupancy costs per square foot offset by a 3.4% average increase in tenants’ sales per square foot. Based on these statistics and other factors, Tanger continues to see upside potential in increasing rental rates in 2006.

Successful Investment Activities Fund Acquisition and Strengthen Balance Sheet

On November 23, 2005, Tanger announced that it had closed on the $282.5 million acquisition of the remaining two thirds interests in the Charter Oak portfolio owned by an affiliate of Blackstone Real Estate Advisors. The Charter Oak portfolio, comprised of nine factory outlet centers (approximately 3.3 million square feet), was acquired in December 2003 by a joint venture company, owned one third by Tanger and two thirds by Blackstone. Since then, Tanger has provided operating, management, leasing and marketing services for the properties. As a result of this transaction, the total amount of wholly-owned square footage in Tanger’s real estate portfolio has increased by 66%, from 5.0 to 8.3 million square feet.

In December 2004, the company sold 9.37 acres of land adjacent to its center located in North Branch, Minnesota for net proceeds of $1.6 million, generating a gain on sale of the land parcel of $1.4 million.

Construction of a 46,400 square foot expansion was completed at Tanger’s center located in Locust Grove, Georgia. The majority of stores opened during the third quarter with the remaining stores commencing operations during the fourth quarter of 2005. Tenants in the expansion include Polo/Ralph Lauren, Skechers, Children's Place and others. Including the expansion, the company’s Locust Grove center now totals approximately 294,000 square feet.

The company has also completed a 21,300 square foot expansion at its center located in Foley, Alabama. The majority of stores commenced operations during the fourth quarter of 2005. Tenants in the expansion include Ann Taylor, Skechers, Tommy Hilfiger and others. Including the expansion, the company’s Foley center totals approximately 557,000 square feet.

The company’s minimum internal 50% pre-leasing requirement has been met on its Charleston, South Carolina project and the Wisconsin Dells, Wisconsin project. Both projects are under construction and are expected to open in the fourth quarter of 2006. Tanger continues the pre-development and leasing of two additional previously announced sites located in Pittsburgh, Pennsylvania and Deer Park, New York. Both of these projects are expected to be delivered in the fourth quarter of 2007.

Several Successful Capital Market Transactions Provide Additional Liquidity

During 2005 Tanger raised approximately $381.3 million in debt and equity capital, proceeds of which were used to prepay certain mortgage debt, and an associated prepayment premium, as well as to fund the $282.5 million acquisition of the remaining two-thirds interest in the Charter Oak portfolio.

On September 2, 2005 Tanger completed the issuance of 3.0 million of its common shares to certain advisory clients of Cohen & Steers Capital Management, Inc. at a net price to the company of $27.09 per share, proceeds of which were used to temporarily pay down amounts outstanding on the company’s unsecured lines of credit.

On October 3, 2005 Tanger repaid in full its mortgage debt outstanding with John Hancock Mutual Life Insurance Company totaling approximately $77.4 million, with interest rates ranging from 7.875% to 7.98% and an original maturity date of April 1, 2009. As a result of the early repayment, Tanger recognized a non-recurring charge for the early extinguishment of the John Hancock mortgage debt of approximately $9.9 million. The non-recurring charge, which is included in interest expense, was recorded in the fourth quarter of 2005 and consisted of a prepayment premium of approximately $9.4 million and the write-off of deferred loan fees totaling approximately $0.5 million.

Following the early repayment of the John Hancock mortgage debt on October 3, 2005, Standard & Poor’s Ratings Service announced an upgrade of Tanger’s senior unsecured debt rating to an investment grade rating of BBB-, citing Tanger's progress in unencumbering a number of its properties resulting in over half of the company’s fully consolidated net operating income being generated by unencumbered properties. Moody’s Investors Services had previously announced on June 27, 2005 their upgrade of Tanger’s senior unsecured debt rating to an investment grade rating of Baa3.

On November 4, 2005, Tanger closed on $250 million of 6.15% Senior Unsecured Notes with net proceeds of approximately $247.2 million. Banc of America Securities LLC and Merrill Lynch & Co, acted as joint-book running managers. Goldman, Sachs & Co. and Wachovia Securities acted as co-managers. The ten year notes were issued by the company’s operating partnership, Tanger Properties Limited Partnership. The notes are rated BBB- by Standard & Poor’s and Baa3 by Moody’s Investor Service.

On November 14, 2005, Tanger closed on the sale of 2,200,000 7.5% Class C Preferred Shares with net proceeds of approximately $53.0 million. Morgan Stanley and Bear, Sterns & Co. Inc. acted as joint-book running managers for the offering. Legg Mason Wood Walker Incorporated and Stifel, Nicholas & Company Incorporated acted as co-managers.

In 2006 Tanger Expects Significant Growth in FFO Per Share

Based on current market conditions and the strength and stability of its core portfolio, Tanger currently believes its net income for 2006 will be between $0.74 and $0.78 per share and its FFO for 2006 will be between $2.18 and $2.22 per share. The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels, or the impact of any sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:
Low Range  High Range
Estimated diluted net income per common share                    $ 0.74     $ 0.78
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                      1.44                 1.44
Estimated diluted FFO per share                           $ 2.18     $ 2.22

Tanger currently believes it will earn 17% of its annual 2006 net income and 23% of its FFO per share in the first quarter, 22% of its net income and 24% of its FFO in the second quarter, 28% of its net income and 26% of its FFO in the third quarter and 33% of its net income and 27% of its FFO in the fourth quarter.

Year End Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, March 1, 2006, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Year End 2005 Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the “Tanger News” section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from March 1, 2006 starting at 12:00 P.M. Eastern Time through 11:59 P.M., March 10, 2006, by dialing 1-800-642-1687 (conference ID # 5112172). Additionally, an online archive of the broadcast will also be available through March 10, 2006.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 centers in 22 states coast to coast, totaling approximately 8.2 million square feet of gross leasable area. Tanger also owns a 50% interest in one center containing approximately 402,000 square feet and manages for a fee two centers totaling approximately 159,000 square feet. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2005. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (and December 31, 2005, when available).

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES
Base rentals (a)	$34,261	$33,234	$132,826	$128,841
Percentage rentals	2,444	2,380	6,412	5,338
Expense reimbursements	15,481	14,513	56,303	52,153
Other income (b)	3,538	1,680	7,258	6,708
Total revenues	55,724	51,807	202,799	193,040

EXPENSES
Property operating	17,691	16,468	64,092	58,973
General and administrative	3,515	3,068	13,848	12,828
Depreciation and amortization	12,368	12,236	48,644	51,201
Total expenses	33,574	31,772	126,584	123,002
Operating income	22,150	20,035	76,215	70,038
Interest expense (including prepayment premium and deferred loan cost write off of $9,866 in 2005)	18,600	8,433	42,927	35,117
Income before equity in earnings of unconsolidated joint ventures, minority interests, discontinued operations and loss on sale of real estate	3,550	11,602	33,288	34,921
Equity in earnings of unconsolidated joint ventures (c)	165	243	879	1,042
Minority interests
Consolidated joint venture	(3,832)	(6,734)	(24,043)	(27,144)
Operating partnership	109	(930)	(1,721)	(1,611)
Income (loss) from continuing operations	(8)	4,181	8,403	7,208
Discontinued operations, net of minority interest (d)	133	123	529	(162)
Income before loss on sale of real estate	125	4,304	8,932	7,046
Loss on sale of real estate, net of minority interest	---	---	(3,843)	---
Net income	125	4,304	5,089	7,046
Less applicable preferred share dividends	(538)	---	(538)	---
Net income (loss) available to common shareholders	$(413)	$4,304	$4,551	$7,046

Basic earnings per common share:
Income (loss) from continuing operations	$(.02)	$.15	$.14	$.27
Net income (loss)	$(.01)	$.16	$.16	$.26

Diluted earnings per common share:
Income (loss) from continuing operations	$(.02)	$.15	$.14	$.26
Net income (loss)	$(.01)	$.16	$.16	$.26

Summary of discontinued operations (d)
Operating income from discontinued operations	$160	$158	$643	$1,267
Loss on sale of real estate	---	---	---	(1,460)
Income (loss) from discontinued operations	160	158	643	(193)
Minority interest in discontinued operations	(27)	(35)	(114)	31
Discontinued operations, net of minority interest	$133	$123	$529	$(162)

(a) Includes straight-line rent and market rent adjustments of $550 and $507 for the three months ended and $2,489 and $1,444 for the years ended December 31, 2005 and 2004, respectively.
(b) Includes gains on sale of outparcels of land of $1,426 and $119 for the three months ended and $1,554 and $1,510 for the years ended December 31, 2005 and 2004, respectively.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the year or classified as held for sale as of the end of the year in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$120,715	$113,830
Buildings, improvements and fixtures	1,004,545	963,563
Construction in progress	27,606	---
	1,152,866	1,077,393
Accumulated depreciation	(253,765)	(224,622)
Rental property, net	899,101	852,771
Cash and cash equivalents	2,930	4,103
Assets held for sale (1)	2,637	---
Investments in unconsolidated joint ventures	13,020	6,700
Deferred charges, net	64,555	58,851
Other assets	18,362	13,953
Total assets	$1,000,605	$936,378

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY:
Liabilities
Long-term debt
Senior, unsecured notes (net of discount of $901 and $0, respectively)	$349,099	$100,000
Mortgages payable (including premium of $5,771 and $9,346, respectively)	201,233	308,342
Unsecured note	53,500	53,500
Unsecured lines of credit	59,775	26,165
Total long-term debt	663,607	488,007
Construction trade payables	13,464	11,918
Accounts payable and accrued expenses	23,954	17,026
Total liabilities	701,025	516,951

Commitments
Minority interests:
Consolidated joint venture	---	222,673
Operating partnership	49,366	35,621
Total minority interests	49,366	258,294
Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 2,200,000 shares issued and outstanding at December 31, 2005	55,000	---
Common shares, $.01 par value, 50,000,000 authorized, 30,748,716 and 27,443,016 shares issued and outstanding at December 31, 2005 and December 31, 2004	307	274
Paid in capital	338,688	274,340
Distributions in excess of earnings	(140,738)	(109,506)
Deferred compensation	(5,501)	(3,975)
Accumulated other comprehensive income	2,458	---
Total shareholders’ equity	250,214	161,133
Total liabilities, minority interests and shareholders’ equity	$1,000,605	$936,378

(1)
Represents the Pigeon Forge, Tennessee property which was classified as “Assets held for sale” under the guidance of SFAS 144 as of December 31, 2005. This property was subsequently sold in January 2006 for net proceeds of $6.0 million with a gain on sale of approximately $3.6 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

FUNDS FROM OPERATIONS (a)
Net income (loss)	$125	$4,304	$5,089	$7,046
Adjusted for:
Minority interest in operating partnership	(109)	930	1, 721	1,611
Minority interest adjustment - consolidated joint venture	234	(198)	(315)	(180)
Minority interest, depreciation and amortization
attributable to discontinued operations	89	84	358	768
Depreciation and amortization uniquely significant to
real estate - consolidated	12,302	12,183	48,395	50,979
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	379	379	1,493	1,334
Loss on sale of real estate	---	---	3,843	1,460
Funds from operations (FFO)	13,020	17,682	60,584	63,018
Preferred share dividends	(538)	---	(538)	---
Funds from operations available to common shareholders	$12,482	$17,682	$60,046	$63,018
Funds from operations available to common shareholders
per share diluted	$.34	$.53	$1.73	$1.89

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,452	27,266	28,380	27,044
Effect of outstanding share and unit options	195	198	193	187
Effect of unvested restricted share awards	106	56	73	30
Diluted weighted average common shares (for earnings per share computations)	30,753	27,520	28,646	27,261
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds from operations per share computations)	36,820	33,587	34,713	33,328

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,261	5,066	8,261	5,066
Partially owned - consolidated (c)	---	3,271	---	3,271
Partially owned - unconsolidated (d)	402	402	402	402
Managed	64	105	64	105

Outlet centers in operation -
Wholly owned	31	23	31	23
Partially owned - consolidated (c)	---	9	---	9
Partially owned - unconsolidated	1	1	1	1
Managed	1	3	1	3

States operated in at end of period (c)	22	23	22	23
Occupancy percentage at end of period (c) (d)	97%	97%	97%	97%

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
FOOTNOTES TO SUPPLEMENTAL INFORMATION

(a) FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Includes the Charter Oak portfolio which we originally acquired through a joint venture in 2003. At that time we had a 33% ownership interest in the joint venture. In November 2005, we acquired the remaining 66% interest in the joint venture, thus making the portfolio wholly-owned from that date forward. However, these properties have been consolidated for financial reporting under the accounting guidance of FIN 46R since the initial formation of the joint venture in December 2003.

(d) Excludes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture and one center for which we only have management responsibilities.